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                     June 2, 2020

       Teresa A. Herbert
       Chief Financial Officer
       INDEPENDENCE HOLDING CO
       96 Cummings Point Road
       Stamford, CT 06902

                                                        Re: INDEPENDENCE
HOLDING CO
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-32244

       Dear Ms. Herbert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance